JOHN HANCOCK CAPITAL SERIES
on behalf of John Hancock Classic Value Fund (the “Fund”)
AMENDMENT TO SUB-INVESTMENT MANAGEMENT CONTRACT
     AMENDMENT made as of this 1st of October 2009 to the Sub-Investment Management Contract dated November 8, 2002 (the “Agreement”), among John Hancock Advisers, LLC, a Delaware limited liability company, Pzena Investment Management, LLC, a Delaware limited liability company, and John Hancock Capital Series, on behalf of the Fund. In consideration of the mutual covenants contained herein, the parties agree as follows:
1. CHANGE IN COMPENSATION OF THE SUB-ADVISER
     Section 4 of the Agreement, “Compensation of the Sub-Adviser,” is hereby amended to reflect the following fee schedule:

Percentage of Average Daily Net Assets
	First	Next	Over
Fund	$2.5 billion	$2.5 billion	$5 billion
John Hancock Classic Value Fund
2. EFFECTIVE DATE
     This Amendment shall become effective as of the date first mentioned above.
3. DEFINED TERMS
     Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.
4. OTHER TERMS OF THE AGREEMENT
     Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK CAPITAL SERIES, on behalf of John Hancock Classic Value Fund
By:	/s/Keith F. Harstein
Keith F. Hartstein
President and Chief Executive Officer

JOHN HANCOCK ADVISERS, LLC
By:	/s/Keith F. Harstein
Keith F. Hartstein
President and Chief Executive Officer

PZENA INVESTMENT MANAGEMENT, LLC
By:	/s/Richard S. Pzena
Richard S. Pzena
President

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